SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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R. G. Barry Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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[R. G. BARRY CORPORATION LOGO]
R. G. BARRY CORPORATION
13405 Yarmouth Road N.W.
Pickerington, Ohio 43147
April 7, 2006
To Our Shareholders:
      You are cordially invited to attend the 2006 Annual Meeting of Shareholders of R. G. Barry Corporation, which will be held at 11:00 a.m., Eastern Daylight Time, on Thursday, May 18, 2006 at our executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.
      The formal Notice of Annual Meeting of Shareholders and Proxy Statement are enclosed. The Board of Directors has nominated three directors for terms to expire at the 2009 Annual Meeting of Shareholders. The Board recommends that you vote FOR the nominees.
      On behalf of the Board and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting and regardless of the number of common shares you own, it is important that your common shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Proxy Statement, please complete, sign and date the enclosed proxy card and mail it promptly in the reply envelope provided for your convenience.
      Thank you for your continued support.

Very truly yours,

Thomas Von Lehman,
Chief Executive Officer

PROXY STATEMENT
VOTING AT ANNUAL MEETING
SHARE OWNERSHIP
ELECTION OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF R. G. BARRY CORPORATION ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PERFORMANCE GRAPH
AUDIT COMMITTEE MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS

[R. G. BARRY CORPORATION LOGO]
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
R. G. BARRY CORPORATION
13405 Yarmouth Road N.W.
Pickerington, Ohio 43147
(614) 864-6400
Pickerington, Ohio
April 7, 2006
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of R. G. Barry Corporation (the “Company”) will be held at the executive offices of the Company at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147, on Thursday, May 18, 2006, at 11:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors, each to serve for a term of three years to expire at the 2009 Annual Meeting of Shareholders; and

2.	To transact any other business which properly comes before the Annual Meeting or any adjournment.
      Shareholders of record at the close of business on March 20, 2006 will be entitled to receive notice of, and vote at, the Annual Meeting and any adjournment.
      You are cordially invited to attend the Annual Meeting. Your vote is important, regardless the number of common shares you hold. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy card promptly in the enclosed envelope. If you are a registered shareholder and attend the Annual Meeting, you may revoke your proxy and vote in person. Attending the Annual Meeting will not, by itself, revoke a proxy.

By Order of the Board of Directors,

Thomas Von Lehman,
Chief Executive Officer

R. G. BARRY CORPORATION
13405 Yarmouth Road N.W.
Pickerington, Ohio 43147
(614) 864-6400
PROXY STATEMENT
      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of R. G. Barry Corporation (the “Company,” “R. G. Barry,” “we” or “us”) of proxies for use at the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 18, 2006 or at any adjournment of the Annual Meeting. The Annual Meeting will be held at 11:00 a.m., Eastern Daylight Time, at our executive offices located at 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The facility is located east of Columbus, Ohio, immediately south of the intersection of Interstate 70 and State Route 256. This Proxy Statement and the accompanying proxy card were first sent or given to shareholders on or about April 7, 2006.
      You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. You may revoke your proxy at any time before it is actually voted at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company at the address shown on the cover page of this Proxy Statement; (ii) executing and returning a later-dated proxy card which is received by the Company prior to the Annual Meeting; or (iii) if you are a registered shareholder, attending the Annual Meeting and giving notice of revocation in person. Attending the Annual Meeting will not, by itself, revoke a previously appointed proxy.
      Shareholders holding common shares in “street name” with a nominee, such as a broker, financial institution or other record holder, may be eligible to appoint their proxy electronically via the Internet or telephonically and may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies. Shareholders holding common shares in “street name” should review the information provided to them by their nominee. This information will describe the procedures to be followed in instructing the broker or other nominee how to vote the “street name” common shares and how to revoke previously given instructions.
      We will bear the costs of preparing, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges described above. The Company has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies from shareholders at a fee of not more than $6,000, plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail and may be further solicited by additional mailings, personal contact, telephone, electronic mail or facsimile by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these solicitation activities. We will also pay the standard charges and expenses of brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries, who are record holders of common shares not beneficially owned by them, for forwarding our proxy materials to, and obtaining proxies from, the beneficial owners of common shares entitled to vote at the Annual Meeting.
      Our Annual Report to Shareholders for the fiscal year ended December 31, 2005 (the “2005 fiscal year”) is being delivered with this Proxy Statement.

VOTING AT ANNUAL MEETING
      Only shareholders of record at the close of business on March 20, 2006, the record date, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment. At the close of business on the record date, 9,967,980 common shares were outstanding and entitled to vote. Each share entitles the holder to one vote on each matter to be submitted to shareholders at the Annual Meeting. There is no cumulative voting in the election of directors. A quorum for the Annual Meeting is a majority of the outstanding common shares.
      The results of shareholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Common shares represented by properly executed proxies returned to the Company prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting, even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters, or are not marked at all. “Broker non-votes” are common shares held of record by brokers or other nominees which are present in person or by proxy at the meeting, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary voting authority. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your common shares are held in “street name,” your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your common shares in its discretion on certain matters that are deemed to be routine. The election of directors is considered routine.
      Those common shares represented by properly executed proxies, which are received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting which do not specify how the common shares should be voted will be voted FOR the Board’s director nominees listed below under “ELECTION OF DIRECTORS.”

SHARE OWNERSHIP
      The following table furnishes information regarding the beneficial ownership of common shares by each person known to the Company to beneficially own more than 5% of the outstanding common shares as of March 20, 2006 (unless otherwise indicated):

	Amount and Nature of Beneficial Ownership

	Sole	Shared	Sole	Shared		Percent
Name and Address	Voting	Voting	Dispositive	Dispositive		of
of Beneficial Owner	Power	Power	Power	Power	Total	Class(1)

Steven C. Leonard	148,802(2)	—	148,802(2)	1,069,145(2)	1,217,947(2)	12.2%
P.O. Box 710 Rancho Santa Fe, CA 92067
Gordon Zacks	828,539(3)(4)	—	381,413(3)(4)	—	828,539(3)(4)	8.2%
13405 Yarmouth Road N.W. Pickerington, OH 43147
Dimensional Fund Advisors Inc	579,189(5)	—	579,189(5)	—	579,189(5)	5.8%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Schneider Capital Management Corporation	504,750(6)	—	504,750(6)	—	504,750(6)	5.1%
460 E. Swedesford Road, Suite 1080 Wayne, PA 19087

(1)	The percent of class is based upon the sum of 9,967,980 common shares outstanding on March 20, 2006, and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or which will first become exercisable by May 19, 2006.

(2)	Based on information contained in a Schedule 13G amendment filed with the SEC on May 10, 2005, Mr. Leonard may be deemed to have beneficially owned 1,217,947 common shares as of December 31, 2004, of which 1,069,145 common shares were beneficially owned by Pacifica Capital Investments, LLC (“PCI”), a registered investment adviser. Mr. Leonard is the managing member of PCI. All common shares beneficially owned by PCI are held in managed accounts. PCI possesses dispositive power, but not voting power, over its managed accounts.

(3)	Includes 110,592 common shares held of record by Mr. Zacks, and 132,891 common shares as to which Mr. Zacks has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable by May 19, 2006. Excludes 14,967 common shares held of record and owned beneficially by Mr. Zacks’ spouse as to which Mr. Zacks has no voting or dispositive power and disclaims beneficial ownership.

(4)	Gordon Zacks is the voting trustee of the Zacks-Streim Voting Trust (the “Voting Trust”) and exercises sole voting power as to the 585,056 common shares deposited in the Voting Trust. The owners of the common shares deposited in the Voting Trust retain dispositive power with respect to those shares (subject to certain limitations on the right to remove the shares from the Voting Trust). Mr. Zacks is the owner of, and retains dispositive power as to, 137,930 of the common shares deposited in the Voting Trust. Mr. Zacks’ mother, Florence Zacks Melton, as trustee under a trust created by the will of Aaron Zacks, deceased, is the owner of the balance of the common shares deposited in the Trust. Mr. Zacks is the remainder beneficiary of the trust created by that will. The Voting Trust will continue in existence until October 29, 2015, unless extended or terminated in accordance with its terms.

(5)	Based on information contained in a Schedule 13G amendment filed with the SEC on February 6, 2006, Dimensional Fund Advisors Inc., a registered investment adviser (“Dimensional”), may be deemed to have beneficially owned 579,189 common shares as of December 31, 2005, all of which were held in portfolios of four investment companies to which Dimensional furnishes investment advice and of other commingled group trusts and separate accounts for which Dimensional serves as investment manager. In its role as investment advisor and investment manager, Dimensional possesses voting and dispositive power over the common shares owned by these portfolios. Dimensional disclaims beneficial ownership of these common shares.

(6)	Based on information contained in a Schedule 13G amendment filed with the SEC on February 10, 2006, Schneider Capital Management Corporation, a registered investment adviser, had sole voting and sole dispositive power over 504,750 common shares as of December 31, 2005.
      The following table furnishes information regarding the beneficial ownership of common shares of the Company, as of March 20, 2006, for each of the Company’s current directors, each of the nominees for election as a director, each of the individuals named in the Summary Compensation Table on page 15 and all current executive officers and directors as a group:

	Amount and Nature of Beneficial Ownership(1)

			Common Shares Which
			Can Be Acquired Upon
			Exercise of Options
			Which Are Currently
			Exercisable or Which
	Common		Will First Become			Percent
Name of	Shares		Exercisable Within			of
Beneficial Owner	Presently Held		60 Days	Total		Class(2)

Nicholas DiPaolo	5,000		—	5,000		(3)
David Lauer	3,000		9,583	12,583		(3)
Roger Lautzenhiser	11,000		9,583	20,583		(3)
David Nichols	10,000		—	10,000		(3)
Janice Page	2,000		9,583	11,583		(3)
Edward Stan	42,557	(4)	9,583	52,140	(4)	(3)
Harvey Weinberg	8,215		9,583	17,798		(3)
Gordon Zacks	695,648	(5)	132,891	828,539	(5)	8.2%
Thomas Von Lehman	187,817		150,000	337,817		3.3%
Greg Tunney	4,000		—	4,000		(3)
Daniel Viren	2,500		102,666	105,166		1.0%
Harry Miller	12,162	(6)	80,409	92,571	(6)	(3)
All current directors and executive officers as a group (numbering 12)(7)	983,899		513,881	1,497,780		14.3%

(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all of the common shares reflected in the table.

(2)	See footnote (1) to the preceding table.

(3)	Represents ownership of less than 1% of the outstanding common shares of the Company.

(4)	Includes 2,200 common shares held jointly by Mr. Stan and his spouse.

(5)	See footnotes (3) and (4) to preceding table.

(6)	Includes 332 common shares held by Mr. Miller’s spouse.

(7)	Includes the nine directors identified in the table and Messrs. Tunney, Viren and Miller.
Section 16(a) Beneficial Ownership Reporting Compliance
      During the 2005 fiscal year, Edward Stan and Gordon Zacks each inadvertently filed a late Form 4. Mr. Stan filed a Form 4 on November 23, 2005, reporting four transactions on November 18, 2005 in which he purchased a total of 8,000 common shares of the Company, and Mr. Zacks filed a Form 4 on November 28, 2005, reporting two transactions on November 23, 2005 in which he sold an aggregate of 5,500 of the Company’s common shares. To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, with the exception of Mr. Zacks’ and Mr. Stan’s late filings, during the 2005 fiscal year, all filing requirements applicable to officers, directors and greater than 10% beneficial owners of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were complied with.

ELECTION OF DIRECTORS
      The Board of Directors of the Company has nine members — three in the class whose terms expire in 2006, three in the class whose terms expire in 2007, and three in the class who terms expire in 2008.
      The Nominating and Governance Committee has nominated three current directors for re-election at the Annual Meeting — Janice Page, Harvey Weinberg and David Lauer. Directors are elected by a plurality of the votes cast at the meeting, and the three nominees receiving the most votes at the Annual Meeting will be elected to the Board.
      The Company is listed on the American Stock Exchange (“AMEX”), and is subject to the independent director requirements set forth in the AMEX Company Guide (the “AMEX Rules”). The Board has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries and the compensation and other payments each director receives, directly or indirectly, from the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the AMEX Rules and the applicable rules and regulations of the SEC (the “SEC Rules”). The Board has determined that each of Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg, who comprise a majority of the Board, qualify as independent and have no relationships with the Company, either directly or indirectly, including, any commercial, industrial, banking, consulting, legal, accounting or familial relationship, other than serving as a director and holding common shares of the Company (and in the case of Mr. Stan, receiving retirement benefits as a former executive officer of the Company whose employment ended in 1985) that would interfere with the exercise of their independent judgment in carrying out their responsibilities as directors. Roger Lautzenhiser, Thomas Von Lehman, and Gordon Zacks may not qualify as independent directors.
      The Board proposes that the nominees identified below be elected for a term of three years to expire at the 2009 Annual Meeting of Shareholders, and until their successors are duly elected and qualified. The individuals named as proxies in the accompanying proxy card intend to vote the common shares represented by the proxies received under this solicitation for the Board’s nominees unless otherwise instructed on the proxy card. Common shares as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.
      Under Ohio law and the Company’s Code of Regulations, the three nominees for election as directors in the class whose terms will expire in 2009 receiving the greatest number of votes “FOR” election will be elected as directors of the Company.

      The following information, as of March 20, 2006, concerning the age, principal occupation, other affiliations and business experience of each nominee for election has been furnished to the Company by each nominee.

			Director of
			the
		Position(s) Held	Company	Nominee
		with the Company and	Continuously	for Term
Nominee	Age	Principal Occupation(s)	Since	Expiring in

Janice Page	57	Director of the Company; consultant on merchandising, buying, marketing, retail store operations and management since 1997; Senior (Group) Vice President, Sears, Roebuck and Co. from 1992 to 1997(1)	2000	2009
Harvey Weinberg	68	Director of the Company; private investor; former Chairman of the Board and Chief Executive Officer of Hartmarx Corporation, clothiers(2)	2001	2009
David Lauer	63	Director of the Company; President and Chief Operating Officer of Bank One, Columbus, NA from June 1997 until his retirement in January 2001; Managing Partner, Columbus office, Deloitte & Touche LLP from January 1989 until he retired in June 1997; Certified Public Accountant since 1968(3)	2003	2009

(1)	Ms. Page is also a director of Kellwood Company and American Eagle Outfitters, Inc.

(2)	Mr. Weinberg is also a director of Syms Corp. and Kellwood Company.

(3)	Mr. Lauer is also a director of Wendy’s International, Inc., AirNet Systems, Inc., Huntington Bancshares Incorporated and Diamond Hill Investment Group, Inc.
      The Board recommends a vote FOR the election of the nominees named above.
      While it is contemplated that all nominees will stand for election, if one or more nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for election as a director, the individuals designated to vote the proxies reserve full discretion to vote for the election of the remaining nominees and for the election of any substitute nominee designated by the Board upon recommendation by the Nominating and Governance Committee. The Board knows of no reason why any of the individuals identified in the above table will be unavailable or unable to serve if elected to the Board.

      The following information, as of March 20, 2006, concerning the age, principal occupation, other affiliations and business experience of the directors of the Company whose terms extend beyond the Annual Meeting has been furnished to the Company by each director.

			Director of
			the
		Position(s) Held	Company
		with the Company and	Continuously	Term
Name	Age	Principal Occupation(s)	Since	Expires in

Nicholas DiPaolo	64	Director of the Company; retired July 1, 2005 as Vice Chairman and Chief Operating Officer of Bernard Chaus, Inc.; retired as Chairman of the Board, President and CEO of Salant Corporation(1)	2005	2007
David Nichols	64	Director of the Company; President and Chief Operating Officer of the Rich’s Lazarus Goldsmith’s Macy’s Division of Federated Department Stores, Inc. from 2000 through 2005; former Chairman and Chief Executive Officer of Mercantile Stores Company, Inc.; former director of the Federal Reserve Bank, Cleveland, Ohio(2)	2005	2007
Edward Stan	81	Director of the Company; President, Edward M. Stan and Associates, importers	1971	2007
Gordon Zacks	73	Director of the Company; Non- Executive Chairman of the Board since May 28, 2004, Senior Chairman of the Board from March 10, 2004 to May 28, 2004, Chairman of the Board and Chief Executive Officer from 1979 to March 10, 2004, President from 1992 to February 1999 and from August 2002 to March 10, 2004	1959	2008
Roger Lautzenhiser	52	Director of the Company; Partner, Cincinnati office, since November 2000 and Managing Partner, Cincinnati Office from November 2000 to January 2006; and Partner, Columbus office, from 1986 to November 2000, Vorys, Sater, Seymour and Pease LLP, attorneys at law(3)	1999	2008

Director of
the
		Position(s) Held	Company
		with the Company and	Continuously	Term
Name	Age	Principal Occupation(s)	Since	Expires in

Thomas Von Lehman	56	Director of the Company; Chief Executive Officer of the Company since March 10, 2004; President of the Company from March 10, 2004 until February 7, 2006; Principal and Senior Project Director, from 2001 to March 10, 2004 of The Meridian Group, consultants; Vice President, Specialty Chemicals from 1996 to 2001, PPG Industries, Inc., glass and chemical manufacturers	2005	2008

(1)	Mr. DiPaolo is also a director of Footlocker, Inc. and JPS Industries, Inc.

(2)	Mr. Nichols is also a director of The Andersons, Inc.

(3)	Vorys, Sater, Seymour and Pease LLP provided legal services to the Company during the 2005 fiscal year and continues to do so.
      On May 31, 2005, based upon a recommendation from the Nominating and Governance Committee, the Board appointed Nicholas DiPaolo and David Nichols to serve as directors of the Company and fill the vacancies in the class of directors whose terms expire at the 2007 Annual Meeting of Shareholders. Mr. DiPaolo and Mr. Nichols had been recommended to the Nominating and Governance Committee and the Board by several directors of the Company, and Mr. Nichols had previously served as a director of the Company.
      There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.
Meetings of and Communications with the Board
      The Board held 12 meetings during the 2005 fiscal year. Each director attended 75% or more of the aggregate of the total number of meetings held by the Board and the number of meetings held by the Board committees on which he or she served, in each case during the period he or she served in the 2005 fiscal year.
      In accordance with the Company’s Board Mission & Corporate Governance Guidelines and applicable AMEX Rules, the independent directors meet, without management or the non-independent directors, at regularly scheduled executive sessions. The executive sessions are chaired by the Chair of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee, as determined prior to each session.
      The Board believes it is important for shareholders to have a process to send communications to the Board and its individual members. Accordingly, shareholders who wish to communicate with the Board, the independent directors, a group of directors or a particular director may do so by sending a letter to such individual or individuals, in care of Daniel Viren, Secretary, at the Company’s executive offices, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder — Board Communication,” “Shareholder — Director Communication” or “Shareholder — Independent Director Communication,” or otherwise marked as appropriate. All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Company’s Secretary will make copies of all such letters and circulate them to the appropriate director or directors. There is no screening process in respect of shareholder communications.

      Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the shareholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the then incumbent directors and nominees attended the Company’s last annual meeting of shareholders held on May 20, 2005.
Committees of the Board
      The Board has three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee
      The Audit Committee consists of all of the independent directors — Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg. Mr. Weinberg is the Chair of the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as an independent director under applicable AMEX Rules and under SEC Rule 10A-3.
      The Board has also determined that David Lauer, Edward Stan and Harvey Weinberg each qualify as an “audit committee financial expert” for purposes of Item 401(h) of SEC Regulation S-K. In addition to the qualification of Messrs. Lauer, Stan and Weinberg as “audit committee financial experts,” the Board believes that each member of its Audit Committee can read and understand the Company’s financial statements and is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.
      David Lauer currently serves on the audit committees of four public companies, including R. G. Barry. The Board has determined that such simultaneous service does not and will not impair his ability to serve effectively on the Company’s Audit Committee.
      The Audit Committee is organized and conducts its business pursuant to a written charter. The Audit Committee’s charter, as amended, is attached as Appendix A to this Proxy Statement. A copy of the charter is also posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.
      The Audit Committee’s duties and responsibilities are set forth in its charter. Its primary functions are to assist the Board in its oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee’s specific responsibilities include: (1) selecting, appointing and retaining the Company’s independent auditors for each fiscal year and determining the terms of engagement, including the proposed fees and terms of service; (2) overseeing and evaluating the work of the independent auditors; (3) reviewing and approving in advance all audit and all permitted non-audit services; (4) reviewing the independence and objectivity of the independent auditors; (5) determining hiring policies for employees or former employees of the independent auditors; (6) reviewing the Company’s accounting policies and practices; (7) reviewing the activities of the Company’s independent auditors and personnel responsible for the internal audit function; (8) preparing an annual report for inclusion in the Company’s proxy statement; and (9) other matters required by applicable SEC Rules.
      The Audit Committee met 10 times during the 2005 fiscal year. The Audit Committee’s report relating to the 2005 fiscal year begins on page 26.

Compensation Committee
      The Compensation Committee is comprised of Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg, who are all of the Company’s independent directors. Ms. Page is the Chair of the Compensation Committee. The Board has determined that each member of the Compensation Committee also is a “non-employee” director for purposes of SEC Rules and is an “outside director” under applicable tax laws. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Compensation Committee’s charter is posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.
      The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include: (1) reviewing, approving and overseeing the Company’s executive compensation policy; (2) evaluating the performance of the Chief Executive Officer of the Company in light of corporate goals and objectives approved by the Compensation Committee; (3) establishing the long-term incentive component of the Chief Executive Officer’s compensation; (4) determining whether the Company should enter into employment agreements with its executive officers; (5) approving the annual salary, bonus, options and other benefits, direct and indirect, of the other senior executives of the Company; (6) administering the Company’s option plans; (7) reviewing new executive compensation programs and, on a periodic basis, the operation of the Company’s existing executive compensation programs; (8) making recommendations to the full Board with respect to incentive-compensation plans and equity-based plans; (9) preparing an annual report on executive compensation for inclusion in the Company’s proxy statement.
      The Compensation Committee met seven times during the 2005 fiscal year. The Compensation Committee’s report on executive compensation for the 2005 fiscal year begins at page 12.

Nominating and Governance Committee
      The Nominating and Governance Committee also consists of Nicholas DiPaolo, David Lauer, David Nichols, Janice Page, Edward Stan and Harvey Weinberg, who are all independent directors. Mr. Stan serves as Chair of the Nominating and Governance Committee. The Nominating and Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Nominating and Governance Committee’s charter is posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.
      The Nominating and Governance Committee’s primary responsibility is to create and maintain the overall corporate governance principles and policies for the Company. The activities include (1) recommending policies to enhance the Board’s effectiveness; (2) developing and periodically reviewing the Company’s corporate governance policies; (3) creating and maintaining a code of conduct for directors, officers and employees; (4) approving service by directors of the Company on the boards of directors of other publicly-traded companies; (5) assessing on a regular basis the qualifications needed by the Board in the context of the current status of the Board; (6) conducting evaluations of the directors whose terms of office expire each year; (7) recommending to the Board the slate of nominees to be elected by the shareholders; and (8) recommending the directors to be selected for membership on Board committees, including chairpersons of committees.
      The Nominating and Governance Committee met five times during the 2005 fiscal year.
Nominating Procedures
      As described above, the Company has a standing Nominating and Governance Committee that is responsible for overseeing a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.
      When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have specific eligibility requirements or minimum qualifications that must be met by a nominee recommended by the Committee. The Nominating and Governance Committee considers those factors it deems appropriate, including maturity in judgment, diversity, experience, skills, accountability and integrity, financial literacy, high performance standards, other board appointments, industry knowledge, networking/contacts and degree of independence from management. Depending on the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.
      The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. The Company has never used a consultant or search firm, and, accordingly, has paid no such fees.
      Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to Edward Stan, Chair of the Nominating and Governance Committee, c/o R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation or employment as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if elected, and a commitment by the candidate to meet personally with the Nominating and Governance Committee members, should accompany any such recommendation. The Nominating and Governance Committee will consider candidates recommended by shareholders for the 2007 Annual Meeting of Shareholders which are submitted not later than November 1, 2006. Any shareholder who wishes to formally nominate one or more individuals must follow the procedures described below.
      The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at each annual meeting of shareholders. In addition, shareholders who wish to nominate one or more individuals for election as a director at an annual meeting of the shareholders may do so provided they comply with the nomination procedures set forth in the Company’s Articles of Incorporation. Each director nomination must be received by the Secretary of the Company not less than 30 days nor more than 60 days prior to any meeting of shareholders called for the election of directors. However, if less than 35 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Company’s Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Each shareholder nomination must contain the following information: (a) the name, age, and business and, if known, residence address of the nominee; (b) the principal occupation or employment of the nominee; (c) the number of common shares beneficially owned by the nominee and by the nominating shareholder and (d) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under the SEC Rules. Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director. Notice of nominations for the 2006 Annual Meeting must be received by the Company’s Secretary by April 18, 2006.
Board Mission & Corporate Governance Guidelines
      The Board has adopted the R. G. Barry Corporation Board Mission & Corporate Governance Guidelines, which are available on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.
Code of Business Conduct and Ethics
      The Board has adopted the R. G. Barry Corporation Code of Business Conduct and Ethics, which is posted on the “Investor Information — Board of Directors” page of the Company’s website at www.rgbarry.com.

REPORT OF
THE COMPENSATION COMMITTEE
OF
R. G. BARRY CORPORATION ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee directors. Decisions on compensation of the executive officers are made by the Compensation Committee, although compensation levels for executive officers other than the Company’s Chief Executive Officer have historically been recommended to the Compensation Committee by the Chief Executive Officer, who has substantially greater knowledge of the contributions made by the individual executive officers. The complete duties of the Compensation Committee are set forth in the Compensation Committee Charter, which is available on the “Investor Information — Board of Directors” page of the Company’s website located at www.rgbarry.com. The Compensation Committee reviews and reassesses the adequacy of the charter annually.
Compensation Policies Toward Executive Officers
      The Compensation Committee reviews each executive officers salary at the beginning of each fiscal year. In determining the compensation of executive officers, the Compensation Committee has sought to create a compensation program that links compensation to the operational results of the Company and/or the operating division in which an executive officer is employed, recognizes individual contribution and achievement and assists the Company in attracting and retaining executive officers and other key employees. In making executive compensation decisions, the Compensation Committee frequently relies upon the advice of an executive compensation consulting firm.
Base Salaries
      The base salaries of the executive officers and subsequent adjustments to those base salaries are determined relative to the following factors: (i) the importance to the Company of the executive officer’s job function; (ii) the individual’s performance in his position; (iii) the individual’s potential to make a significant contribution to the Company in the future; and (iv) a comparison of industry pay practices. The Compensation Committee believes that all of these factors are important and the relevance of each factor varies from individual to individual. The Compensation Committee has not assigned any specific weight to any of these factors in the evaluation of any executive officer’s base salary.
      An executive officer’s individual performance is measured against goals and objectives that are established in advance by the Chief Executive Officer for the Company’s named executive officers and by the Compensation Committee for the Chief Executive Officer. Consideration is given to the individual’s contribution to the management team and the individual’s overall value and contribution to the Company. The Compensation Committee historically has relied on the Company’s Chief Executive Officer to make recommendations to the Committee regarding the appropriate base salaries of the executive officers other than the Chief Executive Officer. Before making salary recommendations to the Compensation Committee, the Chief Executive Officer reviews survey information from one or more executive compensation consulting firms to determine competitive compensation levels in each of the Company’s senior management positions. The Company has generally sought to provide base salary to its executive officers that is at the 65th percentile of base compensation offered by small- to medium-sized consumer product companies to individuals holding comparable positions. The Compensation Committee believes that it is important for the Company to remain competitive in its management salaries in order to attract and retain the small group of senior managers who are key to the Company’s operations.
      The Company has entered into employment agreements with several of its executive officers, which provide for a minimum base salary during the term of the employment agreement. These employment agreements restrict the ability of the Compensation Committee to reduce the base salaries of these executive officers below the minimum levels specified. The Compensation Committee concluded that these employment agreements were important in order for the Company to hire and/or retain its key executives.

Annual Incentive Plan
      The Company has maintained an annual incentive plan or management bonus plan for its employees, including its executive officers. An individual’s potential annual bonus award is based on various measures depending on his or her level in the Company. The amount of the bonus actually received is based on the achievement of pre-established corporate financial performance and strategic goals, as well as individual performance, with each category being weighted differently depending on an employee’s position in the Company. Minimum levels are established each year such that performance below these levels can result in zero payment for all incentive awards. Target levels are set to drive improved financial performance for the Company. Achievement of Target level performance will result in bonus compensation at the 65th percentile of bonus compensation to individuals holding comparable positions in small- to medium-sized consumer product companies. The Compensation Committee has reviewed and approved a 2006 Annual Incentive Plan for the Company’s employees and executive officers.
Mr. Von Lehman’s 2005 Compensation
      On February 24, 2005, the Company entered into an employment contract with Mr. Von Lehman (the “employment agreement”) for Mr. Von Lehman to continue to serve as President and Chief Executive Officer of the Company. The expiration date of the employment agreement was March 31, 2006. Under the employment agreement, Mr. Von Lehman received a monthly salary of $37,500 in addition to benefits provided to other senior executives of the Company. The agreement also provided for Mr. Von Lehman’s participation in the Company’s Annual Incentive Plan at a range of 20% to 80% of his annualized base salary, with a guaranteed cash bonus of $90,000 if Mr. Von Lehman remained employed by the Company on December 31, 2005. Mr. Von Lehman was paid a $200,000 bonus for the 2005 fiscal year in early 2006. Mr. Von Lehman also received under the employment agreement options covering a total of 100,000 common shares of the Company and the right to a transaction success fee in the event of the sale of the Company. The cash compensation, options and other benefits paid or provided to Mr. Von Lehman under the employment agreement were the result of negotiation between the Compensation Committee and Mr. Von Lehman. The Compensation Committee concluded that it was critically important to the Company’s future to retain Mr. Von Lehman so he could continue to implement the Company’s new business model that began in March 2004 when Mr. Von Lehman was first employed by the Company.
Stock-Based Compensation Plans
      Historically, the Company’s long-term compensation program has consisted primarily of options granted under the Company’s employee stock option plans. These awards of options were designed to provide appropriate incentive to employees to enhance shareholder value and to assist in the hiring and retention of key employees. All options were granted with exercise prices at least equal to the market value of the Company’s common shares on the dates of grant. If there is no appreciation in the market value of the Company’s common shares, the options are valueless. The Compensation Committee has granted options based on its subjective determination of the relative current and future contribution that each prospective optionee has or may make to the long-term welfare of the Company. Typically, options have been granted to the executive officers on an annual basis. During the 2005 fiscal year, the Company granted options to Messrs. Von Lehman, Viren and Miller to purchase 100,000, 20,000 and 20,000 common shares, respectively, at an exercise price of $3.80 per share. Additional information regarding those option grants is contained in this Proxy Statement under the heading “COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS — Grants of Options.”
      Due to recent changes in accounting rules requiring the expensing of options, the Compensation Committee and the Board of Directors have reconsidered the Company’s overall approach to stock-based compensation. Beginning in 2006, the Company will stop using options as its primary form of long-term compensation. Going forward, restricted stock units will be the Company’s primary form of long-term equity compensation, although the Company may still grant options from time to time depending on the circumstances. Generally, a grant of restricted stock units will be subject to a vesting schedule, and all units will vest at the end of a set period of time, provided the individual is still employed by the Company at that time. The awards may also provide for accelerated vesting of the units upon the satisfaction of pre-established Company financial performance goals. The number of units initially awarded will be based on the value of the Company’s common shares on the date of grant and, once vested, the units will be paid in common shares of the Company when the participant leaves the employment of the Company. Throughout the vesting period and until the units are settled, their value will fluctuate with that of the Company’s common shares, and the value of the units are directly tied to the value of the Company’s common shares.
Tax Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally prohibits the Company from deducting non-performance-based compensation in excess of $1,000,000 per taxable year paid to the Chief Executive Officer and the four other most highly compensated executives serving as such at the end of the Company’s fiscal year. The Company may continue to deduct compensation paid to such executives in excess of $1,000,000 if the payment of that compensation qualifies for an exception, including an exception for certain “performance-based” compensation.
      The Compensation Committee does not have a policy that requires its executive compensation programs to qualify as performance-based compensation under Section 162(m), although the Committee will continue to work to structure components of its executive compensation package to achieve maximum deductibility under Section 162(m) while at the same time considering the goals of its executive compensation philosophy.
Additional Compensation Plans
      At various times in the past, the Company has adopted broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as non-executive officer employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. Benefits under these plans are not tied to performance.
SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Janice Page, Chair	David Lauer	Nicholas DiPaolo
Edward Stan	Harvey Weinberg	David Nichols

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary of Cash and Other Compensation
      The following table shows, for each of the last three fiscal years, the cash compensation and other benefits paid or provided by the Company to the Company’s executive officers during the 2005 fiscal year. Greg Tunney, the President and Chief Operating Officer of the Company, is not included in the table because he joined the Company in February 2006. All dollar amounts are rounded down to the nearest whole dollar. For biographical information on the Company’s executive officers, please see the Company’s Annual Report on Form 10-K for the 2005 fiscal year.
SUMMARY COMPENSATION TABLE

						Long Term Compensation

						Awards
		Annual Compensation
Name and						Restricted	Common Shares	All Other
Principal Position	Fiscal	Salary	Bonus	Other Annual		Stock	Underlying	Compensation
During 2005 Fiscal Year	Year	($)	($)	Compensation($)		Award(s)($)	Options(#)	($)

Thomas Von Lehman:	2005	$475,962	$200,000	$26,612	(2)	—	100,000	$10,385	(4)
President and Chief	2004	$480,000	$200,000	$20,562	(2)	—	150,000	—
Executive Officer(1)
Daniel Viren:	2005	$229,808	$22,000	$21,195	(3)	—	—	$8,365	(4)
Senior Vice President	2004	$220,000	—	$14,775	(3)	—	—	$992
— Finance, Chief Financial	2003	$220,000	—	$21,004	(3)	—	15,000	$4,044
Officer and Secretary
Harry Miller:	2005	$155,250	$15,000	$83,258	(5)	—	—	$12,007	(4)
Vice President —	2004	$145,616	—	$37,888	(5)	—	—	$4,958
Human Resources	2003	$138,000	—	$21,486	(5)	—	15,000	$7,037

(1)	Mr. Von Lehman was named President and Chief Executive Officer of the Company on March 10, 2004.

(2)	“Other Annual Compensation” for Mr. Von Lehman includes: (a) payments of $25,582 and $19,770 in 2005 and 2004, respectively, for temporary living accommodations in Columbus, Ohio; and (b) a travel allowance of $1,030 and $792 in 2005 and 2004, respectively.

(3)	“Other Annual Compensation” for Mr. Viren includes: (a) a premium payment of $7,400 in each of 2005, 2004 and 2003, to continue a life insurance policy providing a level of death benefits not available under the Company’s standard group life insurance program; (b) the amounts of $13,224, $6,804, and $13,033 reflecting his personal use of a Company-furnished automobile and/or a car allowance paid to him in 2005, 2004 and 2003, respectively; and (c) and health club membership dues of $571 in each of 2005, 2004 and 2003.

(4)	“All Other Compensation” for 2005 includes: (a) interest in the amounts of $1,471 and $7,349 credited to the accounts of Messrs. Viren and Miller, respectively, under the R. G. Barry Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”); (b) Company contributions in the amounts of $10,385, $6,894 and $4,658 to the 401(k) accounts of Messrs. Von Lehman, Viren and Miller, respectively.

(5)	“Other Annual Compensation” for Mr. Miller includes: (a) premium payment of $9,500 in each of 2005, 2004 and 2003 to continue a life insurance policy providing a level of death benefits not available under the Company’s standard group life insurance program; (b) the amounts of $9,600, $9,600 and $11,386 reflecting his personal use of a Company-furnished automobile and/or a car allowance paid to him in 2005, 2004 and 2003, respectively; (c) health club membership dues of $600 in each of 2005, 2004 and 2003; (d) payment of storage and related expenses in the aggregate amount of $18,188 in 2004 in connection with his reassignment to Columbus, Ohio; (e) payment of $45,000 in 2005 in lieu of paying for his permanent relocation to Columbus, Ohio and for him to assume paying for his temporary living accommodations in Columbus beginning in September 2005; and (f) payment of $18,558 in 2005 for temporary living accommodations from January — August, 2005 in Columbus, Ohio.

Grants of Options
      The following table summarizes information concerning the grant of options during the 2005 fiscal year to the individuals listed in the Summary Compensation Table above.
OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
					Value At Assumed
	Number of	% of Total			Annual Rates of Share
	Common Shares	Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term (1)
	Options	Employees in	Price
Name	Granted(#)	Fiscal Year	($/Share)	Expiration Date	5%	10%

Thomas Von Lehman	100,000(2)	41.7%	$3.80	03/07/2008(3)	$59,898	$125,780
Daniel Viren	20,000(4)	8.3%	$3.80	03/07/2010(5)	$20,997	$46,399
Harry Miller	20,000(4)	8.3%	$3.80	03/07/2010(5)	$20,997	$46,399

(1)	The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and assume the options are held until their respective expiration dates. These dollar amounts are not intended to forecast future performance or possible future appreciation in the price of the Company’s common shares. Shareholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that the named optionee will only realize value from the option grants shown if the price of the Company’s common shares appreciates, which benefits all shareholders of the Company commensurately.

(2)	These options were granted on March 8, 2005, and became exercisable in full on December 31, 2005.

(3)	Upon the termination of Mr. Von Lehman’s employment with the Company, these options are exercisable for a period of six months if termination is by the Company without “cause” (as defined), by Mr. Von. Lehman for “good reason” (as defined), or upon Mr. Von Lehman’s death or disability. These options are exercisable for a period of three months upon any other termination of Mr. Von Lehman’s employment and will expire immediately if Mr. Von Lehman is terminated by the Company for cause.

(4)	These options were granted on March 8, 2005, and vest and become exercisable in three equal annual installments, beginning on March 8, 2006.

(5)	Mr. Viren and Mr. Miller’s options are exercisable for 12 months after death or “disability” (as defined) and, in the event of termination for “cause,” will expire immediately upon such termination. The options are exercisable for a period of three months upon any other termination.
Option Exercises and Holdings
      None of the individuals named in the Summary Compensation Table exercised options during the 2005 fiscal year. The following table summarizes information concerning unexercised options held as of the end of the 2005 fiscal year by each of the individuals named in the Summary Compensation Table.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Number of		Number of Common Shares
	Common		Underlying Unexercised		Value of Unexercised
	Shares		Options at Fiscal		In-the-Money Options at
	Underlying	Value	Year-End (#)(1)(2)		Fiscal Year-End ($)(3)
	Options	Realized
Name	Exercised	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas Von Lehman	—	—	250,000	—	$811,000	$—
Daniel Viren	—	—	90,000	35,000	$204,030	$77,170
Harry Miller	—	—	67,743	35,000	$129,559	$77,170

(1)	Reflects, if applicable, adjustments for 4-for-3 share split on June 1, 1994, for 4-for-3 share split on September 1, 1995, and for 5-for-4 share split on June 3, 1996.

(2)	Outstanding options that are not fully exercisable will become so in the event of certain defined changes in control of the Company.

(3)	The value of “in-the-money” options is calculated by multiplying the number of options by the excess of the closing price of the Company’s common shares on December 30, 2005 ($6.16 per share) over the exercise price of the option.
Equity Compensation Plan Information
      The Company maintains seven equity compensation plans (the “Plans”) under which common shares may be issued to eligible directors, officers and employees, each of which has been approved by the shareholders of the Company: (i) the R. G. Barry Corporation 1988 Stock Option Plan (the “1988 Plan”); (ii) the R. G. Barry Corporation 1994 Stock Option Plan (the “1994 Plan”); (iii) the R. G. Barry Corporation Stock Option Plan for Non-Employee Directors (the “Directors Plan”); (iv) the R. G. Barry Corporation 1997 Incentive Stock Plan (the “1997 Plan”); (v) the R. G. Barry Corporation 2002 Stock Incentive Plan (the “2002 Plan”); (vi) the R. G. Barry Corporation Employee Stock Purchase Plan (the “Stock Purchase Plan”); and (vii) the R.G. Barry Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”). No new options may be granted under the 1988 Plan, the 1994 Plan, the Directors Plan, the 1997 Plan or the 2002 Plan. Upon the approval of the 2005 Plan by the Company’s shareholders at the 2005 Annual Meeting, all common shares authorized for awards under the 1997 Plan and the 2002 Plan that were not subject to outstanding options were rolled into the 2005 Plan, and new awards under the 1997 Plan and the 2002 Plan ceased.
      The following table shows for the Plans, as a group, the number of common shares issuable upon exercise of outstanding options, the weighted-average exercise price of outstanding options and the number of common shares remaining available for future option grants, in each case as of December 31, 2005.

Number of Common
			Weighted-Average		Shares Remaining
	Number of Common		Exercise Price of		Available for Future
	Shares to be Issued		Outstanding		Issuance Under Equity
	Upon Exercise of		Options,		Compensation Plans
	Outstanding Options,		Warrants and		(Excluding Shares
	Warrants and Rights		Rights		Reflected in Column
Plan Category	(a)*		(b)*		(a))(c)*

Equity compensation plans approved by shareholders	1,157,871	(1)	$5.02	(2)	1,138,333	(3)
Equity compensation plans not approved by shareholders	50,000	(4)	$2.20		n/a
Total	1,207,871		$4.94		1,138,333

*	Reflects adjustments for changes in the Company’s capitalization.

(1)	Includes 11,250 common shares issuable upon exercise of options granted under the 1988 Plan, 82,056 common shares issuable upon exercise of options granted under the 1994 Plan, 25,000 common shares issuable upon exercise of options granted under the Directors Plan, 699,315 common shares issuable upon exercise of options granted under the 1997 Plan, 320,250 common shares issuable upon exercise of options granted under the 2002 Plan and 20,000 common shares issuable upon the exercise of options granted under the 2005 Plan. There were no options outstanding under the Stock Purchase Plan as of December 31, 2005.

(2)	Represents weighted-average exercise price of options outstanding under the Plans.

(3)	Includes 632,234 common shares remaining available for future issuance under the 2005 Plan and 506,099 common shares remaining available for future issuance under the Stock Purchase Plan. Upon the approval of the 2005 Plan, all common shares authorized for awards under the 1997 Plan and the 2002

Plan that were not subject to outstanding options were rolled into the 2005 Plan. No further options may be granted under the 1988 Plan, the 1994 Plan or the Directors Plan.

(4)	Represents 50,000 common shares issuable to Thomas Von Lehman upon the exercise of non-qualified options which were granted to him on March 10, 2004, as an inducement for him to serve as the Company’s President and Chief Executive Officer. These options were not granted pursuant to a shareholder approved plan. For more information on this option grant, see the section entitled “Employment Contracts and Termination of Employment Arrangements.”

Pension and Supplemental Retirement Plans
      The Company’s pension plan provides for the payment of monthly benefits to salaried employees at age 65 based upon 48% of a participant’s “final average monthly compensation” (subject to a limitation imposed by law on the amount of annual compensation upon which benefits may be based) less a designated percentage of the participant’s primary social security benefits. Benefits under the pension plan are reduced by 1/30th for each year of credited service less than 30 years. The Company’s supplemental retirement plan provides for the payment of additional monthly retirement benefits based upon 2 1/2 % of an eligible participant’s “final average monthly compensation” reduced by a designated percentage of the participant’s primary social security benefits with the difference multiplied by the participant’s years of credited service up to a maximum of 24 years, and the resulting product then reduced by the participant’s monthly pension payable under the pension plan. The benefit to which any employee who was a participant in the supplemental retirement plan on December 31, 1988 is entitled will not be less than 60% of the participant’s “final average monthly compensation,” reduced by (i) the participant’s monthly pension payable under the pension plan and (ii) a designated percentage of the participant’s primary social security benefits.
      On February 20, 2004, the Company’s pension plan and supplemental retirement plan were amended to freeze all benefits at the level accrued at March 31, 2004, under the respective plans. On November 10, 2005, the supplemental retirement plan was unfrozen, effective as of January 1, 2005, with respect to only Mr. Viren and Mr. Miller, who had been participants in the supplemental retirement plan prior to the date they were frozen. Effective January 1, 2005, pension benefit accruals resumed for Mr. Viren and Mr. Miller, and their pension benefit calculations changed. However, no pension benefits accrued for them during the period beginning March 31, 2004, and ending December 31, 2004. Also as a result of the amendment, no new individual may become a participant in the supplemental retirement plan and no pension benefits will accrue to any persons other than Mr. Viren and Mr. Miller.

      The following table shows the estimated pension benefits payable under the pension plan and the supplemental retirement plans at age 65 to individuals who were participants in the supplemental retirement plan on December 31, 1988, based on compensation that is covered by the pension plan and the supplemental retirement plan, years of service with the Company and payment in the form of a lifetime annuity:
PENSION PLANS TABLE
(Minimum Benefit for Individuals Who Were Participants
in the Supplemental Retirement Plan on December 31, 1988)

	Estimated Annual Pension Benefits
Final Average	Based on Credited Years of Service Indicated
Annual
Compensation	10	15	20	25	30

$125,000	$75,000	$75,000	$75,000	$75,000	$75,000
175,000	105,000	105,000	105,000	105,000	105,000
225,000	135,000	135,000	135,000	135,000	135,000
275,000	165,000	165,000	165,000	165,000	165,000
325,000	195,000	195,000	195,000	195,000	195,000
375,000	225,000	225,000	225,000	225,000	225,000
425,000	255,000	255,000	255,000	255,000	255,000
475,000	285,000	285,000	285,000	285,000	285,000
525,000	315,000	315,000	315,000	315,000	315,000
575,000	345,000	345,000	345,000	345,000	345,000
625,000	375,000	375,000	375,000	375,000	375,000
675,000	405,000	405,000	405,000	405,000	405,000
725,000	435,000	435,000	435,000	435,000	435,000
      Annual benefits are shown before deduction of 50% of primary social security benefits.

      The following table shows the estimated pension benefits payable under the pension plan and the supplemental retirement plan at age 65 to individuals who became participants in the supplemental retirement plan after December 31, 1988, based on compensation that is covered by the pension plan and the supplemental retirement plan, years of service with the Company and payment in the form of a lifetime annuity:
PENSION PLANS TABLE
(Minimum Benefit for Individuals Who Became Participants
in the Supplemental Retirement Plan After December 31, 1988)

	Estimated Annual Pension Benefits
Final Average	Based on Credited Years of Service Indicated
Annual
Compensation	10	15	20	25	30

$125,000	$31,250	$46,875	$62,500	$75,000	$75,000
175,000	43,750	65,625	87,500	105,000	105,000
225,000	56,250	84,375	112,500	135,000	135,000
275,000	68,750	103,125	137,500	165,000	165,000
325,000	81,250	121,875	162,500	195,000	195,000
375,000	93,750	140,625	187,500	225,000	225,000
425,000	106,250	159,375	212,500	255,000	255,000
475,000	118,750	178,125	237,500	285,000	285,000
525,000	131,250	196,875	262,500	315,000	315,000
575,000	143,750	215,625	287,500	345,000	345,000
625,000	156,250	234,375	312,500	375,000	375,000
675,000	168,750	253,125	337,500	405,000	405,000
725,000	181,250	271,875	362,500	435,000	435,000
      Annual benefits are shown before a deduction of 20.83% of primary social security benefits after 10 years of service, 31.25% after 15 years of service, 41.67% after 20 years of service, 50% after 25 years of service, and 50% after 30 years of service.
      A participant’s “final average monthly compensation” for purposes of the Company’s pension plan and supplemental retirement plans is the average of the participant’s compensation (salary and commissions but excluding cash bonuses and overtime pay) during the five consecutive calendar years of the last ten years in which such total compensation is highest. However, for individuals who became participants in the supplemental retirement plans on or before December 31, 1988, compensation used in determining “final average annual compensation” includes bonuses and incentives. The “final average annual compensation” as of the end of the 2005 fiscal year was $203,385 for Mr. Viren and $138,819 for Mr. Miller. Messrs. Viren and Miller have approximately 16 and 12 years, respectively, of credited service under the pension plan and the supplemental retirement plans. Mr. Zacks, the Chairman of the Board, was a participant in the supplemental retirement plans on December 31, 1988. Messrs. Viren and Miller became participants in the supplemental retirement plans after December 31, 1988. Mr. Von Lehman and Mr. Tunney do not participate in the pension plan or supplemental retirement plans. Mr. Zacks began receiving benefits under the pension plan in April 2004 because of provisions in the Internal Revenue Code that require payments under a qualified pension plan commence not later than April 1 of the calendar year following the year in which the participant reaches age 70 1/2 . Mr. Zacks began receiving benefits under the supplemental retirement plans in July 2004 after his employment with the Company terminated.
Directors’ Compensation
      Each Non-Employee Director receives $20,000 annually for services as a director, and the Company pays, or reimburses each director for, all travel and lodging expenses incurred in connection with his or her attendance at Board meetings. The Chairman of the Board and the Chair of the Audit Committee each receive an additional $5,000 annual retainer, and the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional $2,500 annual retainer. In addition, each Non-Employee Director receives $1,000 for each regular meeting and $500 for each telephonic meeting of the Board of Directors attended. All members of standing committees of the Board receive a fee of $500 for each meeting attended that occurs on the same day as a Board meeting, a fee of $1,000 for attending a committee meeting that does not occur on the same day as a Board meeting and a fee of $500 for participating in a telephonic meeting of a committee. In addition, the Chairman of the Board and the recording secretary for the meeting receive $500 for each committee meeting attended, regardless whether they serve on the committee. Chairs of the Board committees may receive additional fees for serving in that capacity; however, none of the committee chairs are currently receiving additional fees.
      On March 8, 2005, each individual then serving as a Non-Employee Director (Messrs. Lauer, Lautzenhiser, Stan and Weinberg and Ms. Page) was granted a non-qualified option to purchase 10,000 common shares at an exercise price of $3.80 per share. These options have terms of five years and become exercisable in three equal annual installments beginning March 8, 2006. All of these options were granted under the 2002 Plan. Each of these Non-Employee Directors had previously been granted a non-qualified option to purchase 6,250 common shares with an exercise price equal to the fair market value of the common shares on the grant date. These options have terms of ten years and became exercisable six months after the grant date. These options, other than those held by Mr. Lauer, were granted pursuant to the Directors Plan which terminated on May 16, 2001. Mr. Lauer’s option was granted under the 2002 Plan.
      On June 16, 2005, after their appointment to the Board, each of Mr. DiPaolo and Mr. Nichols was granted a non-qualified option to purchase 10,000 common shares at an exercise price $4.50 per share. These options have five year terms and become exercisable in three equal annual installments beginning June 16, 2006. These options were granted under the 2005 Plan.
Employment Contracts and Termination of Employment Arrangements
      Thomas Von Lehman was named President and Chief Executive Officer of the Company on March 10, 2004, and, at that time, the Company entered into an employment contract with Mr. Von Lehman. On February 24, 2005, the Company entered into another employment contract (the “2005 employment contract”) with Mr. Von Lehman. The 2005 employment contract provided for a term beginning on February 24, 2005, and ending on March 31, 2006. The 2005 employment contract superseded the original employment contract between the Company and Mr. Von Lehman dated March 10, 2004 and all amendments to that original contract.
      Pursuant to the 2005 employment contract, Mr. Von Lehman received a salary of $37,500 per month and was eligible to participate in any benefits plans currently available to the Company’s executives, including participation in the Company’s Annual Incentive Plan at a range of 20% to 80% of his annualized base salary, with a guaranteed a bonus for 2005 of at least $90,000. The 2005 employment contract also provided Mr. Von Lehman with specified compensation if the Company were involved in a “sale transaction” (as defined in the 2005 employment contract) prior to the second anniversary of the last day of the term of the 2005 employment contract (except as otherwise set forth in the 2005 employment contract). The amount of any sale transaction fee would be 1% of the amount of consideration paid in the sale transaction, determined in accordance with the terms of the 2005 employment contract. In addition, on March 8, 2005, Mr. Von Lehman was granted non-qualified options covering 100,000 common shares of the Company in connection with the 2005 employment contract. These options have an exercise price of $3.80 per share, a two-year term and were fully vested on December 31, 2005.
      If Mr. Von Lehman’s employment were terminated by the Company without cause or by Mr. Von Lehman for good reason, Mr. Von Lehman would be entitled to a one-time cash payment equal to his monthly base salary of $37,500, multiplied by the number of months remaining on the term of the 2005 employment contract. Further, by its terms, the 2005 employment contract will terminate on March 31, 2006, will terminate immediately if Mr. Von Lehman dies, and the Company may terminate the contract upon written notice to Mr. Von Lehman if Mr. Von Lehman becomes “disabled” (as defined in the new employment contract) and has not recovered and returned to his duties within 30 days.
      On March 30, 2006, the Company and Mr. Von Lehman entered into a new employment agreement. The term of the new agreement is April 1, 2006 through September 30, 2006 and this new agreement supersedes the 2005 employment contract in its entirety. During the term, Mr. Von Lehman will step down from his position as Chief Executive Officer of the Company when requested to do so by the Board, but will continue as an employee of the Company through September 30, 2006 to assist on special matters and to help transition the position of Chief Executive Officer to Mr. Tunney as discussed below. Mr. Von Lehman will also agree not to compete with the Company through March 31, 2008. The Company will continue to pay Mr. Von Lehman his monthly base salary of $37,500, and he will receive customary executive benefits through September 30, 2006. Additionally, Mr. Von Lehman will have the opportunity to earn a pro-rated bonus under the Company’s Annual Incentive Plan, and his right to specified compensation in the event of a “sale transaction” will remain unchanged. Mr. Von Lehman will remain a director of the Company and will be entitled to receive director fees and any other compensation paid to non-employee directors starting in October 2006.
      On February 7, 2006, the Company entered into an executive employment agreement with Greg A. Tunney for Mr. Tunney to serve as the Company’s President and Chief Operating Officer. The agreement also provides that Mr. Tunney will be appointed the Chief Executive Officer of the Company no later than August 7, 2006. The initial term of the employment agreement will continue until Mr. Tunney is appointed to the position of Chief Executive Officer, and an additional three-year term will then begin upon conclusion of the initial term. The employment agreement will thereafter automatically renew for additional one-year periods unless either party gives 90 days’ prior written notice of such party’s intent not to renew.
      Upon the execution of the employment agreement, Mr. Tunney received one-half of a $75,000 signing bonus, with the remaining one-half to be paid to him on the six-month anniversary of the date of the agreement. Mr. Tunney will receive compensation of $400,000 annually while he serves as President and Chief Operating Officer, with an increase to $450,000 annually upon his becoming Chief Executive Officer of the Company. Mr. Tunney will also be eligible for an annual performance bonus of 25% to 100% of his base salary and he will receive other various employee benefits, such as health and life insurance, vacation and sick leave and an automobile allowance. Pursuant to the terms of the employment agreement, on February 7, 2006, Mr. Tunney received a grant of 100,000 options. These options have an exercise price of $6.58 per share, have a seven-year term and will vest in three equal annual installments beginning February 7, 2007, unless certain events occur prior to that time.
      The employment agreement also provides for severance benefits for Mr. Tunney in the event that his employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in the employment agreement). Examples of “good reason” for which Mr. Tunney may terminate the agreement and receive severance benefits include (i) a reduction in his base salary, (ii) a material reduction in his duties or responsibilities, (iii) the failure of the Company to name him Chief Executive Officer by August 7, 2006, and (iv) the failure of the Company to elect or appoint him to the board when he becomes Chief Executive Officer or Company’s failure to nominate him for election at a shareholder meeting at which he is up for election. In the event of termination without cause or for good reason, Mr. Tunney will continue to receive his base salary for a period of 12 months after termination, will continue to receive health and life insurance coverage, including dependent health care coverage for one year, all of his outstanding options will immediately become exercisable for a period of 12 months and he will receive a pro rata bonus for his partial service during the year in which termination occurs.
      Mr. Tunney is also entitled additional severance benefits if his employment in terminated in connection with a “change in control” (as defined in the employment agreement). If his employment is terminated in connection with a change in control, Mr. Tunney will receive a payment equal to two times his annual base salary plus his then target bonus opportunity, and the Company will provide him with health insurance coverage for a period of one year after termination.

      Daniel Viren, Senior Vice President — Finance, Chief Financial Officer and Secretary, is a party to an executive employment agreement with the Company, dated as of June 5, 2000, which originally provided for the employment of Mr. Viren for a term of three years. On each of June 5, 2003 and May 16, 2005, Mr. Viren and the Company, with the approval of the Compensation Committee and Board of Directors, extended the term of this executive employment agreement for an additional two years. All other provisions of Mr. Viren’s original employment agreement with the Company remain in full force and effect for the term of his employment, which now ends on June 5, 2007. Under the executive employment agreement, Mr. Viren is entitled to receive a minimum annual salary of $220,000, subject to increases that the Board of Directors may grant. Mr. Viren is entitled to participate in the annual incentive plan, at a maximum annual level equal to 55% of his base salary, and to receive certain health and life insurance coverages, pension and retirement benefits and other employee benefits. On June 5, 2000, pursuant to his employment agreement, Mr. Viren was granted options covering 75,000 common shares, with an exercise price of $3.75. If Mr. Viren’s employment is terminated by the Company without “cause” (as defined in his employment agreement) or by Mr. Viren for “good reason” (as defined in his employment agreement), he will be entitled to receive a severance payment equal to the total compensation (including bonus) paid to him or accrued for his benefit for services rendered during the 12-month period immediately preceding the date of termination, which would have been approximately $353,625 at December 31, 2005. Mr. Viren’s employment agreement also provides for the continuation of his salary for a period of time following his permanent and total disability.
      Harry Miller, Vice President — Human Resources of the Company, is a party to an executive employment agreement with the Company, dated as of January 5, 2004, which provides for Mr. Miller’s employment by the Company for a term of three years. Mr. Miller is entitled to receive a minimum annual base salary of $150,000. In addition to his annual base salary, Mr. Miller is entitled to participate in the annual incentive plan, at a maximum level equal to 50% of his base salary, and to receive health and life insurance coverages, pension and retirement benefits and other employee benefits. If Mr. Miller’s employment is terminated by the Company without “cause” (as defined in the employment agreement) or by Mr. Miller for “good reason” (as defined in the employment agreement), he will be entitled to receive a severance payment equal to the total compensation (including bonus) paid to or accrued for his benefit for services rendered during the 12-month period immediately preceding the date of termination, which would have been approximately $226,500 at December 31, 2005. Mr. Miller’s employment agreement also provides for the continuation of his salary for a period of time following his permanent and total disability.
      Gordon Zacks, our current Chairman of the Board, retired as the President and Chief Executive Officer of the Company on March 10, 2004, pursuant to a separation agreement with the Company and his final retirement and termination of employment was effective July 1, 2004. The separation agreement terminated the then existing employment agreement between the Company and Mr. Zacks. Under the terms of the separation agreement, until he reaches age 75 or his earlier death, the Company will continue to provide Mr. Zacks with the life, medical and dental insurance benefits that he was entitled to at the time of his retirement. The Company will also continue Mr. Zacks’ life insurance benefits after the age of 75 for such period as the Company can maintain such insurance without additional premium costs. The Company also maintains for Mr. Zacks’ benefit a split-dollar policy of insurance on Mr. Zacks’ life. When Mr. Zacks attains the age of 75, the Company will use the cash value that the Company would have had under the split-dollar policy maintained for the benefit of Mr. Zacks (without regard to any borrowings in respect thereof by the Company) to continue the policy’s death benefit for each policy period until Mr. Zacks’ death unless doing so for a policy period will result in reducing such cash value (without regard to any borrowings by the Company) to an amount less than the aggregate amounts of all premiums paid by the Company over the life of the policy and its predecessor policy.
      Under an agreement dated September 27, 1989, as amended, the Company agreed, upon the death of Mr. Zacks, to purchase from his estate, at the estate’s election, up to $4 million of the common shares held by Mr. Zacks at the time of his death. The common shares would be purchased at their fair market value at the time the estate exercises its put right. The estate’s put right expires after the second anniversary of Mr. Zacks’ death. The Company agreed to fund its potential obligation to purchase the common shares by purchasing and maintaining life insurance during Mr. Zacks’ lifetime. In addition, Mr. Zacks agreed that, for a period of

24 months following his death, the Company will have a right of first refusal to purchase any common shares owned by Mr. Zacks at his death if his estate elects to sell the shares. This agreement remains in effect.
Other Compensation and Related Party Transactions
      In 1952, the Company obtained from Florence Zacks Melton, the mother of Gordon Zacks, the exclusive right to manufacture and sell various slipper styles and other product designs created and owned by her, including future styles and designs. Under a royalty agreement with the Company, Mrs. Melton received 1% of the Company’s net sales of products utilizing her designs. Under its original terms, the royalty agreement would terminate five years after the death of Mrs. Melton. In October 2000, the royalty agreement was amended to give the Company an option to purchase Mrs. Melton’s product designs and related patent rights for a period of six months following the death of Mrs. Melton or a change of control of the Company. The option price for Mrs. Melton’s ownership interest in the product designs and patent rights was $750,000 if the option were exercised following a change of control of the Company that occurred prior to the death of Mrs. Melton and $500,000 if the option were exercised following the death of Mrs. Melton if her death occurred prior to a change of control. The royalty agreement was also amended to grant to Mrs. Melton the right to require the Company to purchase her product designs and patent rights for a period of six months following a change of control of the Company that occurs prior to her death for a purchase price of $750,000.
      In August 2005, the Company and Mrs. Melton entered into an agreement for the Company to purchase from Mrs. Melton all of her product designs and patent rights and other intellectual property rights regarding products sold by the Company or that relate to slippers or other footwear products for a purchase price of $600,000. In connection with this agreement, the royalty agreement and all options thereunder were terminated. The purchase price under this agreement is being paid by the Company in 24 quarterly payments of $25,000 each, beginning on August 11, 2005, with payments due on the last business of each October, January, April and July until the final payment on last business day in April 2011.
      Mrs. Melton was also a party to a consulting services agreement with the Company pursuant to which she had agreed to provide consulting services to the Company in regard to product design and construction and to promote and enhance the Company’s image and reputation through participation in employee meetings and Company communications. The consulting services agreement provided for quarterly payments of $15,000 each. The initial term of the agreement began on January 1, 2000 and ended on December 31, 2001, and was renewed automatically for additional 12-month periods. Either party could elect not to renew this agreement and, effective December 31, 2004, the Company elected not to renew the consulting services agreement and the agreement was terminated.
      On January 8, 2004, the Company engaged The Meridian Group (“Meridian”) to assist the Company in developing a new operating plan for its business and to assist the Company in securing external financing. With the assistance of Meridian, the Company developed its new business plan and through Meridian’s efforts, entered into a secured financing facility with The CIT Group/ Commercial Services. Prior to his appointment as President and Chief Executive Officer of the Company, Mr. Von Lehman was a Principal and Senior Project Director of Meridian. Mr. Von Lehman is currently is on leave of absence from Meridian but continues to perform consulting work for Meridian. Mr. Von Lehman’s spouse, Margaret Good, is the President and sole owner of Meridian. Since its initial engagement of Meridian, the Company has paid to Meridian a total of approximately $700,000 in fees for consulting and other services, excluding travel and out of pocket expenses. Although Meridian is not performing any services for the Company at this time and has not performed any services for the Company since the fourth quarter of the Company’s 2004 fiscal year, the Company may engage Meridian to provide additional services in the future.

PERFORMANCE GRAPH
      The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s common shares with an index for shares listed in the Hemscott Group Index, a textile and apparel industry index formerly known as the Media General Industry Group, Textile-Apparel Clothing index, and the Standard & Poor’s SmallCap 600 index for the five-year period ended December 30, 2005 (the last trading day during the Company’s 2005 fiscal year). The Company’s common shares were traded in the Pink Sheets and on the Over-the-Counter Bulletin Board until December 2, 2005, when they began trading on the AMEX. Since the Company’s common shares were not listed on AMEX until December 2005, the Company believes that the Standard & Poor’s SmallCap 600 index represents the broad equity market index which includes companies of a market capitalization more comparable to that of the Company.
COMPARISON OF FIVE-YEAR CUMULATIVE
TOTAL RETURNS AMONG R. G. BARRY CORPORATION,
STANDARD & POOR’S SMALL CAP 600 AND HEMSCOTT GROUP INDEX

	2000	2001	2002	2003	2004	2005

R. G. Barry Corporation	100.00	250.53	173.05	185.68	148.21	259.37

Hemscott Group Index	100.00	102.81	101.61	130.22	156.16	169.72

Standard & Poor’s SmallCap 600	100.00	106.54	90.95	126.23	154.82	166.71

Assumes $100 Invested on December 31, 1999
Assumes Dividends Reinvested
Fiscal Year Ending December 31, 2005

AUDIT COMMITTEE MATTERS
Report of the Audit Committee for the Fiscal Year Ended December 31, 2005
      In accordance with applicable SEC Rules, the Audit Committee has issued the following report:

Role of the Audit Committee
      The Audit Committee currently consists of six directors and operates under the charter adopted by the Company’s Board of Directors. Because the Company’s common shares are listed on AMEX, it is subject to AMEX Rules regarding Audit Committee member independence, and each member of the Audit Committee qualifies as independent under both AMEX Rules and SEC Rules. In accordance with its charter, the purpose of the Audit Committee is to (a) assist the Board of Directors with respect to its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the Company’s independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm; and (b) prepare an audit committee report that in accordance with the SEC Rules, is required to be included in the Company’s annual proxy statement. The Audit Committee’s charter was recently amended and is included as Appendix A to this Proxy Statement.

Review and Discussion with Independent Registered Public Accounting Firm
      In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, a written statement describing all relationships between the Company and KPMG that might bear on KPMG’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with the Audit Committees, as amended. The Audit Committee discussed with KPMG the independence of that firm in respect of the Company. In addition, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Review and Discussion with Management
      The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2005 with management and KPMG. Management has the responsibility for the preparation of the Company’s consolidated financial statements and KPMG has the responsibility for performing an audit of those statements.

Conclusion
      Based on the Audit Committee’s discussions with management and KPMG and its review of the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Harvey Weinberg, Chair	Janice Page	Nicholas DiPaolo
Edward Stan	David Lauer	David Nichols
Pre-Approval Policies and Procedures
      Under applicable SEC Rules, the Audit Committee is required to pre-approve the audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

      Consistent with SEC Rules, the charter of the Audit Committee requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.
Fees of Independent Registered Public Accounting Firm
      On April 20, 2005, the Audit Committee appointed the accounting firm of KPMG LLP to serve as the independent registered public accounting firm of the Company for the 2005 fiscal year. Fees billed for services rendered by KPMG for each of the 2005 fiscal year and the fiscal year ended January 1, 2005 (the “2004 fiscal year”) were as follows:

Audit Fees
      The aggregate audit fees billed by KPMG for the 2005 and 2004 fiscal years were $257,000 and $415,000, respectively. These amounts include fees for professional services rendered by KPMG in connection with the audit of the Company’s annual consolidated financial statements, the review of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and statutory audits of the Company’s Mexican and French subsidiaries.

Audit-Related Fees
      KPMG did not bill the Company for any audit-related fees for the 2005 fiscal year or the 2004 fiscal year.

Tax Fees
      The aggregate fees for tax services rendered by KPMG for the 2005 and 2004 fiscal years were $141,200 and $185,100, respectively. The services rendered by KPMG included preparation of the Company’s U.S. federal and state corporate tax returns, tax consulting advice for the Company’s U.S. and Mexican subsidiaries and assisting with the Company’s IRS examination.

All Other Fees
      The Company did not pay any other fees to KPMG for any other services in either the 2005 fiscal year or the 2004 fiscal year.
      All of the services rendered by KPMG to the Company and its subsidiaries during the 2005 and 2004 fiscal years were pre-approved by the Audit Committee or a member of the Audit Committee acting pursuant to authority delegated by the Audit Committee.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      As previously noted, the Company engaged KPMG as its independent registered public accounting firm to audit its consolidated financial statements for the 2005 fiscal year. KPMG, together with its predecessors, has served as the Company’s independent registered public accounting firm since 1966. The Audit Committee will make its selection of the independent registered public accounting firm for the 2006 fiscal year later in the year.
      Representatives of KPMG are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company no later than December 8, 2006, to be eligible for inclusion in the Company’s proxy materials relating to the 2007 Annual Meeting. Timely received proposals may be included in next year’s proxy materials if they comply with applicable SEC Rules.
      The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a shareholder intends to present a proposal at the 2007 Annual Meeting of Shareholders and does not notify the Company of the proposal by February 21, 2007, the management proxies of the Company will be entitled to use their discretionary voting authority, to the extent permitted by applicable law, should the proposal then be raised, without any discussion of the matter in the Company’s proxy statement for the 2007 Annual Meeting.
      In each case, written notice must be given to the Company’s Secretary, Daniel Viren, at the following address: R. G. Barry Corporation, 13405 Yarmouth Road N.W., Pickerington, Ohio 43147.
      Shareholders desiring to nominate candidates for election as directors at the 2007 Annual Meeting or to recommend candidates to the Nominating and Governance Committee of the Board must follow the procedures described in “ELECTION OF DIRECTORS — Nominating Procedures.”
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
      The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would generally permit the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders share the same address, if such shareholder(s) have not opted out of the householding process after receiving appropriate notice that the Company has instituted householding. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces the Company’s expenses. The Company may institute householding in the future and will notify registered shareholders who will be affected by householding at that time.
      Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which common shares of the Company are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Proxy Statement or our Annual Report to Shareholders for the 2005 fiscal year or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS
      As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action at the 2006 Annual Meeting of Shareholders other than those discussed in this Proxy Statement. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting or any adjournment, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing.
      It is important that your proxy card be completed and returned promptly. Shareholders who do not expect to attend the Annual Meeting in person are urged to fill in, date, sign and return the enclosed proxy card in the self-addressed envelope provided.

By Order of the Board of Directors,

Thomas Von Lehman,
Chief Executive Officer
April 7, 2006

Appendix A
Charter of the Audit Committee
of the Board of Directors of R. G. Barry Corporation

I.	Purpose
      The purpose of the Audit Committee (or the “Committee”) of the Board of Directors of R. G. Barry Corporation (the “Company”) is to (a) assist the Board of Directors with respect to its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (ii) the qualifications and independence of the independent registered public accounting firm that audits the Company’s financial statements (the “independent auditors”); and (iv) the performance of the Company’s internal audit function and independent auditors; and (b) prepare an audit committee report that, in accordance with the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”), is required to be included in the Company’s annual proxy statement.

II.	Membership
      The Audit Committee shall be comprised of three or more independent directors. For purposes of qualifying to serve as a member of the Audit Committee, a director of the Company will be deemed an “independent director” if:

•	He or she is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

•	He or she is an “independent director” under the audit committee requirements of the American Stock Exchange.
      In addition, the members of the Audit Committee shall meet all other qualifications for audit committee membership as set forth in the rules and regulations of the American Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations promulgated by the SEC pursuant to the Act.
      No director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.
      All members of the Audit Committee shall be financially literate which shall include the ability to read and understand the Company’s financial statements. At least one member of the Audit Committee shall have accounting or related financial management expertise as interpreted by the Board of Directors in its business judgment. At least one member of the Audit Committee shall be an “audit committee financial expert,” as such term is defined in the rules and regulations promulgated by the SEC pursuant to the Act, and shall be “financially sophisticated” as such term is defined in the audit committee requirements of the American Stock Exchange.
      The members of the Audit Committee shall be recommended by the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”) and appointed by the Board of Directors. The Nominating Committee shall recommend, and the Board of Directors shall designate, one member of the Audit Committee as Chair. Members of the Audit Committee shall serve until their resignation, retirement, removal by the Board of Directors or until their successors shall be appointed and qualified. No member of the Audit Committee shall be removed except by a vote of the Board which shall include the vote of a majority of the independent directors then in office.

III.	Meetings and Procedures
      The Audit Committee shall meet once every fiscal quarter or more frequently as it believes is necessary or appropriate to fulfill its duties and responsibilities.

      The Committee or its Chairperson shall also meet at least quarterly with (a) the Company’s management, (b) the Company personnel responsible for the internal control function and (c) the Company’s independent auditors.
      The Committee may fix its own rules of procedure, which shall be consistent with the Company’s Regulations and this Charter. The Chairperson of the Audit Committee or a majority of the members of the Committee may call a special meeting of the Audit Committee. A majority of the members of the Committee shall constitute a quorum for purposes of meetings of the Committee.
      If the Committee deems it necessary, the Committee, at its sole discretion, may retain special accounting, legal or other advisors to assist it, the cost of such independent expert advisors to be borne by the Company. The Committee shall have access to all books, records, facilities and personnel of the Company. The Committee may request that any Company personnel, outside legal counsel or outside auditors meet with the Committee or any of its members or advisors. The Company shall bear the administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties, as determined by the Audit Committee.
      Following each of its meetings, the Audit Committee shall deliver a report (oral or written) of such meeting to the Board of Directors, including a description of all actions taken by the Audit Committee at the meeting. The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Duties and Responsibilities
      The Audit Committee shall:

Outside Auditors
      1. At its sole discretion, select, appoint and retain the Company’s independent auditors for each fiscal year, and determine the terms of engagement, including the proposed fees and terms of service.
      2. Have direct responsibility for the oversight and evaluation of the work of the independent auditors and, at its sole discretion, make decisions regarding the termination of the independent auditors when circumstances warrant.
      3. In consultation with management, review and, at its sole discretion, approve in advance all audit services and, as provided in the Act, all permitted non-audit services. Approval of audit and permitted non-audit services may be made by one or more members of the Audit Committee as shall be designated by the Audit Committee from time to time, and the person or persons granted such approval shall report such approval to the Audit Committee at the next scheduled meeting of the Audit Committee.
      4. At least annually, obtain and review a report by the independent auditors regarding (a) the auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control or peer review or by any inquiry or investigations by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with such issues. The independent auditors shall also submit such a report to the Audit Committee promptly after any review, inquiry or investigation referred to in the preceding sentence.
      5. At least annually, obtain from the independent auditors a formal written statement delineating all relationships between the audit firm and the Company, including each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board No. 1. The Audit Committee shall discuss with the independent auditors whether any disclosed relationships or services, or any other factors, may impact the objectivity and independence of the independent auditors.
      6. Consider whether it is the Company’s best interest to rotate independent auditors or lead and reviewing audit partners, and monitor the independent auditors’ compliance with any applicable requirements that the lead and reviewing audit partner be rotated at least every five years.

      7. Determine hiring policies for employees or former employees of the independent auditors.
      8. Instruct the Company’s independent auditors that they are ultimately accountable to the Audit Committee and that the Audit Committee is responsible for the selection, oversight, evaluation and termination of the independent auditors.
      9. Attempt to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.
      10. Periodically receive and review reports from the independent auditors on matters including:

(a) Critical accounting policies and practices to be used;

(b) Alternative GAAP treatments of financial information that have been discussed with management, the ramifications of these alternative treatments and the independent auditors’ preferred method; and

(c) All written communications between the independent auditors and management, such as management letters or schedules of unadjusted differences.
Financial Statements and Audit Results
      11. At least quarterly as may be appropriate, direct that one or more of its members discuss with management and the independent auditors prior to issuance of the Company’s quarterly earnings release or the filing of its Form 10-Q, whichever is earlier, the results of the independent auditors’ review of the Company’s interim financial statements for the applicable fiscal quarter, as well as its proposed disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).
      12. Review and discuss the Company’s annual audited financial statements, the related independent auditors’ report and the Company’s MD&A with management and the independent auditors prior to recommending inclusion of the annual financial statements in the Company’s Form 10-K to the Board. In particular, during and after the audit process:

(a) Discuss with financial management and the independent auditors any new auditing and accounting principles and practices that must or may be adopted and their impact on the Company’s financial statements.

(b) Determine through discussion with the independent auditors that no limitations were placed by management on the scope of their audit or its implementation and that there was a free exchange of information between Company personnel and the independent auditors.

(c) Discuss with the independent auditors their judgment about the quality, as well as the acceptability, of the accounting principles that the Company applies in its financial reporting.

(d) Periodically discuss areas of known financial risk and uncertainty with management and management’s plans to deal with these risks and uncertainties.
      13. The Committee should also review and discuss periodically as it deems appropriate: (i) any major issues regarding accounting principles and financial statement presentations (including significant changes in the Company’s selection or application of accounting principles) and the adequacy of the Company’s internal controls and special audit steps adopted in light of material control deficiencies; (ii) any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements (including analysis of the effects of alternative GAAP methods on the financial statements); and (iii) the effect of regulatory and accounting initiatives on the Company’s financial statements.

Internal Accounting Procedures and Controls
      14. Periodically review with management, including the Company’s executives responsible for internal auditing, and the independent auditors, reports and recommendations relating to the integrity of the Company’s internal accounting procedures and controls, including, but not limited to:

(a) Any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, including any material weaknesses in internal controls identified by the independent auditors.

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(c) Any significant changes in internal controls or in other factors that could significantly affect internal controls, including corrective actions with regard to significant deficiencies and material weaknesses.
      15. Review and monitor the Company’s plans for implementing any necessary or desirable improvements to its internal accounting procedures and controls.
      16. Review and evaluate the performance of the internal auditing function, including a review of the performance of the Company’s executive or executives responsible for internal auditing and, if appropriate, recommend the selection of a new person or persons.
Proxy Statement Reports
      17. Prepare, for inclusion in the Company’s proxy statement, the annual Audit Committee report required by the rules of the SEC.
Miscellaneous
      18. Discuss generally (either by the Committee as a whole or a member of the Committee) earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.
      19. Discuss from time to time risk management and risk assessment policies.
      20. Establish procedures for (i) the receipt, review, retention and treatment of accounting, internal control or auditing complaints received by the Company, and (ii) the confidential anonymous submission by the Company employees of concerns regarding questionable accounting or auditing matters.
      21. Review and make recommendations to the Board with respect to any proposed transaction involving the Company or any subsidiary of the Company, on the one hand, and any director or executive officer of the Company or any subsidiary of the Company, on the other hand, or any such transaction involving an immediate family member of any such director or executive officer or involving any entity in which any such director or executive officer has more than a modest financial interest.

V.	Limits of Responsibility
      The Committee shall be mindful that its role is one of oversight and that it is not the duty or responsibility of the Committee to conduct audits or to determine if the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of the Company’s management to prepare the financial statements and the responsibility of the Company’s independent auditors to conduct the audit.

☐	▼ DETACH PROXY CARD HERE ▼

PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.	☒
Votes must be indicated (x) in Black or Blue ink.
1.	Election of directors

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐

Nominees: David Lauer, Janice Page, Harvey Weinberg
*(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and strike a line through that nominee’s name.)

2.	The individuals designated to vote this proxy are authorized to vote, in their discretion, upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment.

To change your address, please mark this box.	☐

S C A N L I N E

Please sign exactly as your name appears hereon. When common shares are registered in two names, both shareholders should sign. When signing as attorney, executor, administrator, guardian or trustee, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholder is a partnership or other entity, please sign in entity name by authorized person. (Please note any change of address on this proxy card.)

Date	Shareholder sign here	Co-Owner sign here

R. G. BARRY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder(s)of common shares of R. G. Barry Corporation (the “Company”) hereby constitutes and appoints Edward Stan and Daniel Viren, and each of them, the lawful agents and proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company to be held on Thursday, May 18, 2006, at the Company’s executive offices, 13405 Yarmouth Road N.W., Pickerington, Ohio, at 11:00 a.m., local time, and any adjournment, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment.
     WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY,WHEN PROPERLY EXECUTED, WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY,WHEN PROPERLY EXECUTED,WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO.1 AS DIRECTORS OF THE COMPANY AND IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE OR UNAVAILABLE TO SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THE PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S)AS
THE DIRECTORS MAY RECOMMEND.

     All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 18, 2006 meeting and the Annual Report to Shareholders for the fiscal year ended December 31, 2005.
R. G. BARRY CORPORATION P.O. BOX 11094 NEW YORK, N.Y. 10203-0094
(Continued, and to be executed and dated on other side.)